UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 14, 2020

PVH CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Madison Avenue,	New York,	New York	10016

(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code (212)-381-3500
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 par value	PVH	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated With Exit or Disposal Activities
PVH Corp. (the “Company”) issued a press release on July 14, 2020 to announce plans to streamline its North American operations to better align its business with the evolving North American retail landscape, which has been accelerated by the COVID-19 pandemic. The Company’s actions include: (i) closing its Heritage Brands Retail business, which consists of 162 outlet stores across North America, and (ii) reducing its North America office workforce by approximately 450 positions or 12%. The North America office workforce reductions are across all three brand businesses and corporate functions and are expected to result in annual cost savings of approximately $80 million. The Heritage Brands Retail stores are expected to operate through mid-2021. A copy of this press release is attached as Exhibit 99.1 to this report.

The Company expects to incur pre-tax charges of approximately $80 million over the next 12 months in connection with these actions, of which approximately $10 million is expected to be noncash. The remaining cash outflows are expected to occur over the next 12 months. The charges primarily consist of severance, lease termination costs, inventory markdowns and noncash asset impairments.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
99.1	Press Release, dated July 14, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVH CORP.

By: /s/ James W. Holmes
James W. Holmes
Senior Vice President and Controller

Date: July 14, 2020